Exhibit 10.102
Carter Holt Harvey Packaging Pty Limited
Whakatane Mill Limited
Supply Agreement (AU)
Carton Board

Date May 4, 2010

Parties

Carter Holt Harvey Packaging Pty Limited ABN 77 000 638 353 Carton Australia Division (CHH)

Whakatane Mill Limited (WML)

Background

A WML has agreed to supply to CHH, and CHH has agreed to purchase from WML, various grades of carton board product.

B This Agreement sets out the terms and conditions of that supply and purchase.

Agreed terms May 4, 2010

1	Interpretation

1.1	Definitions

In this Agreement:

Calendar Year means the 12 month period commencing on each 1 January of the Term.

Commencement Date means the date of closing under the asset purchase agreement between Carter Holt Harvey Limited and WML dated on or about the date of this Agreement.

DDU has the meaning given to that term in Incoterms 2000.

Force Majeure Event means any or all of the following events or occurrences and the effects thereof: act of God or public enemy, flood, earthquake, storm, cyclone, tornado, hurricane, lightning, fire, explosion, epidemic, war, embargo, riot or civil disturbance, strike or other labour dispute, sabotage, expropriation, delays at port, confiscation or requisitioning of facilities, order or temporary or permanent injunction of any duly constituted court of competent jurisdiction and any other matter or event which is beyond the control of a party (but excluding the payment of money for any reason) and of which that party could not take reasonable measures to prevent or mitigate the effects.

Group means CHH and each of its related companies (as that term is defined in section 2(3) of the Companies Act 1993, amended such that the term “company” where used in that section includes any corporate entity wherever incorporated), but excluding WML.

KPIs means the key performance indicators set out in Annexure B.

Maximum Annual Volume means:
(a)	during the first Year of the Term, 35,000 tonnes; and

(b)	during every Year from the first anniversary of the Commencement Date, the lesser of:
(i)	35,000 tonnes; and

(ii)	1.2 times the total aggregate volume of all Products which CHH purchased from the Mill during the immediately preceding Year,

(iii)	calculated on each anniversary of the Commencement Date.
Mill means WML’s mill at Whakatane.

Minimum Share of Wallet Percentage means a Share of Wallet Percentage of 60%.

Price List means the prices for the Products set out in clause 5.2, or such other prices as may be agreed between the parties, including as a result of the review process under clause 5.3.

Pricing Principle means the underlying principle that the prices for the Products price should reflect the price available as at the commencement of the Six Month Period to the CHH Division known as Carton Australia in the open market to buy the volumes contemplated in this Agreement if this Agreement did not exist, but subject always to the following:
(a)	the price for the Product called Formakote Natura and White:
(i)	where such Product is used as equivalent to greyback or whiteback board, shall reflect the price available for equivalent greyback or whiteback board;

(ii)	where such Product is intended for an end use that requires a kraft FBB, shall reflect the price available for equivalent greyback or whiteback board plus a premium that reflects the price of an equivalent kraft FBB;
(b)	the price for the Product called Formakote Sherpa and Spectra shall reflect the price available for equivalent carrier board and coated kraft back board; and

(c)	the price available to CHH in the open market will be assessed taking into account the forecast requirements of CHH for Products over the relevant period as specified in the most recent forecast submitted to WML on the basis referred to in clause 4.1(c).
Products means each of the carton board products listed in Annexure D.

Share of Wallet Percentage means Total WML Tonnes divided by Total AU Group Tonnes during the relevant period (expressed as a percentage).

Six Month Period means a six month period commencing on 1 January or 1 July.

Specifications means the specifications for the Products as set out in Annexure C.

Standard Terms means the standard terms and conditions of sale set out in Annexure A, as may be amended from time to time.

Term has the meaning given to it in clause 2.

Total AU Group Tonnes means the total in tonnes of carton board purchased by the Group from third parties (including WML) for the Group’s Australian business during the relevant period.

Total WML Tonnes means the total in tonnes of:
(a)	Products purchased by CHH from WML during the relevant period under this Agreement; and

(b)	carton board purchased by the Group’s Australian business during the relevant period in respect of which a customer of the Group’s Australian business specifies supply from a supplier other than WML.
Year means a 12 month period commencing on the Commencement Date or any anniversary of the Commencement Date.

1.2	Interpretation

In this Agreement, except where the context otherwise requires:
(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph or annexure is to a clause or paragraph of, or annexure to, this Agreement, and a reference to this Agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to time is to New Zealand time;

(f)	a reference to months is to calendar months;

(g)	a reference to a party is to a party to this Agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(h)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them; and

(j)	a reference to Australian dollars, dollars, AU$ or $ is a reference to the lawful currency of Australia.
2	Term

This Agreement will commence on the Commencement Date and will continue thereafter until terminated in accordance with clause 10 or clause 12 (Term).

3	Purchase and Supply

3.1	Products

CHH agrees to purchase, and WML agrees to supply, the Products in accordance with the Specifications and the terms of this Agreement.

3.2	Product volumes and exclusivity
(a)	CHH will use reasonable endeavours to promote and use the Products supplied by WML pursuant to this Agreement in the manufacturing of its packaging products.

(b)	For each Year, CHH will purchase Products from WML under this Agreement at not less than the Minimum Share of Wallet Percentage, provided that CHH will not be obliged to purchase, and WML will not be obliged to supply, more than the Maximum Annual Volume in each Year. CHH will be required to provide WML with a calculation of the actual Share of Wallet Percentage (and such other supporting information as WML may reasonably require including written evidence that any customer of CHH has requested the supply of carton board from a supplier other than WML) within one month of the end of the relevant Year. For the purposes of calculating the Share of Wallet Percentage, the Total WML Tonnes and Total AU Group Tonnes during the relevant period will be calculated on the same basis.

(c)	If the actual Share of Wallet Percentage for a Year is not less than 60%:
(i)	CHH has the exclusive right (without competition from any bid from WML whether through itself or through a third party) to bid for new or re-tendered packaging accounts which are predicted to use at least 300 tonnes of Products per year; and

(ii)	CHH will invite WML (on a non-exclusive basis) to submit a proposal to supply Products to CHH for such bid, provided that if CHH does not intend to bid for such new or re-tendered packaging accounts on the basis of WML’s proposal and supply the relevant packaging products using the Products, CHH will promptly advise WML in writing and WML will be entitled to put forward its own bid for any such packaging account, whether itself or through a third party, using the Products. If at any time during the Term, the Total WML Tonnes during the preceding Year are less than 60% of the Total AU Group Tonnes during that period, then CHH immediately and permanently loses the above right to exclusivity.

(d)	In the event of a change in control (as that term is defined in clause 11.3) of either party, the rights and obligations of the parties under clause 3.2(c) will automatically terminate and the provision will cease to be of further force or effect (but without affecting the rights and obligations of the parties, or relieving them of any liability, in respect of prior events).
3.3	Variation to Products and/or grades

WML may withdraw any Product or grade of Product on providing six months written notice to CHH. To avoid doubt, the addition or withdrawal of Products and/or grades of Products does not affect the Maximum Annual Volume.

3.4	On-sales prohibited

CHH must not sell more than 200 tonnes of Product purchased under this Agreement in any Year without the prior written consent of WML provided that CHH will always be entitled to sell Product to any company within the Group. For avoidance of doubt, selling Product as waste or in a form converted or incorporated into CHH’s packaging products will not constitute a sale of Product for the purposes of this clause.

4	Orders

4.1	Forecasts
(a)	At least one month prior to the commencement of WML’s next scheduled production cycle for the Products (as notified by WML), CHH will provide to WML a detailed written monthly rolling forecast of the projected grades/grammages for each of the Products for at least the next 12 months.

(b)	WML will provide CHH with regular advice as to the scheduled production dates for the Products.

(c)	WML acknowledges that forecasts provided by CHH are not binding on CHH. CHH will ensure that any forecast is made in good faith and after due care and consideration of all relevant factors relating to CHH’s expected requirements for Products for the applicable forecast period.

4.2	Orders
(a)	CHH will provide WML with written binding orders for each grade of the Products at least two weeks prior to the commencement of WML’s nominated manufacturing date for the grade of Product based on the scheduled production dates advised by WML pursuant to clause 4.1(b). CHH is entitled to place multiple orders in each monthly period and WML will be obligated to supply orders placed by CHH in accordance with this clause 4.2(a) for up to the forecasted volume of Products for that month. Unless otherwise agreed in writing with WML, CHH shall not be entitled to order more than 110% of the forecasted volume of Products for that month.

(b)	Each written order must comply with the ordering standards as agreed between the parties and as amended from time to time.

(c)	Each written order must state a location for delivery of the manufactured Products.
4.3	Orders in excess of forecasted and Maximum Annual Volume
(a)	If the aggregate of CHH orders for Products in any month is in excess of the forecasted volume for Products for that month, WML will use its reasonable endeavours to fulfil any such orders. WML will advise CHH as soon as reasonably practicable if it is unable to fulfil any amount of any order over the monthly forecasted volume. WML agrees that CHH will not be unequally discriminated against in relation to WML’s other customers, in the allocation of any supply of the Products.

(b)	WML is not obliged to supply more than the Maximum Annual Volume in any Year.
5	Price and Delivery

5.1	Price and delivery

During the Term, CHH must pay for each grade of Product in accordance with the price for that Product in the Price List. Each price is quoted DDU to a location in Melbourne, Sydney or Adelaide nominated by CHH as part of its order. If CHH requests delivery to any other location, the price may be adjusted to reflect the additional freight cost, and the adjusted price will be charged to CHH upon acceptance of the order.

5.2	Initial Price List
(a)	The Price List from the Commencement Date until the review of the Price List in accordance with clause 5.3 is contained in Annexure D.

(b)	In the event that there is a rebate arrangement with a specific customer for which CHH supplies product using Products supplied by WML (including an arrangement entered into before the Commencement Date), the parties will agree any rebate to be paid in relation to Products supplied for use by CHH in the supply of products for that specific customer over a particular period (Rebate Amount). Not less than 20 days prior to the expiry of the period in respect of which a Rebate Amount applies, the parties will discuss whether a new Rebate Amount will be applied for that specific customer. If the parties are unable to reach agreement on a new Rebate Amount prior to the expiry of such period, then they will cease to have any further obligations to discuss or agree such new Rebate Amount (and, for the avoidance of doubt, the matter in dispute may not be referred for determination under clause 5.4 or clause 9).
5.3	Review of Price List

Two months prior to 30 June and 31 December of each Calendar Year of the Term, WML will review the prices of the Products in conjunction with CHH and the prices will be adjusted in accordance with the Pricing Principle (unless the parties have agreed in writing to a different price to apply to any particular supply under this Agreement). Once finalised, WML will provide the new Price List to CHH at least four weeks prior to 30 June and 31 December of each Calendar Year of the Term and the new Price List will apply to all shipments of Products scheduled to depart the New Zealand port on or after the first day of the next Six Month Period. The scheduled departure date will be as specified in the order acknowledgement.

5.4	Pricing Disputes

If the parties are unable to agree the new Price List within four weeks of the date on which the parties commence their review of the prices of the Products, the matter will be referred to an independent expert for determination in accordance with clause 5.5 (Independent Expert). The parties will provide the Independent Expert with such information as may be reasonably requested. The Independent Expert must determine the new Price List within 14 days following appointment. The determination of the Independent Expert will be final and binding on the parties, save for manifest error, and the new Price List will apply to all shipments of Products scheduled to depart the New Zealand port on or after the first day of the relevant Six Month Period. The scheduled departure date will be as specified in the order acknowledgement.

On resolution of any dispute related to the Price List, the parties will pay or credit, as appropriate, to account for any backdated changes to the Price List.

5.5	Independent Expert

The Independent Expert will be appointed in accordance with the following provisions:
(a)	the Independent Expert will be appointed by both parties or, where the parties cannot agree within 14 days, appointed by:
(i)	in relation to disputes regarding pricing, the chairperson of the Auckland branch of the Institute of Chartered Accountants of New Zealand; and

(ii)	in relation to all other disputes, the President of the New Zealand Law Society;

(b)	the Independent Expert will act as an expert and not as an arbitrator and the law relating to arbitration will not apply to the Independent Expert’s determination; and

(c)	the costs and expenses of the Independent Expert will be shared by the parties equally.
5.6	Delivery method and time

The Products will be delivered by WML in reels. WML will not deliver orders of Products in instalments unless WML has first obtained CHH’s consent (such consent not to be unreasonably withheld or delayed). The Products are to be delivered to CHH during normal working hours unless otherwise agreed, and in accordance with normal industry delivery practices. A delivery docket and certificate of analysis will accompany every delivery. For avoidance of doubt, any terms and conditions contained in any delivery docket shall not be binding on the parties unless agreed in advance and in writing to be binding. Any certificate of analysis provided is subject to the terms and conditions stated on the certificate, and relates solely to the tested sample. CHH shall be entitled to produce the certificate, upon request, to a customer of CHH, provided that:
(a)	CHH draws the customer’s attention to both the terms and conditions of the certificate of analysis and the certificate of analysis applying solely in relation to a tested sample; and

(b)	the customer confirms its acceptance of those terms and conditions.
5.7	WML not to warehouse

Products made to order will be delivered as soon as practicable after manufacture on a DDU basis to a location in either Melbourne, Sydney or Adelaide nominated by CHH as part of its order. If CHH nominates a delivery point that is an intermediate warehouse or other storage facility, CHH will be liable for all storage and associated costs (including without limitation, any on-freight costs) connected with that facility.

6	Service Levels

6.1	Specifications and KPIs
(a)	All Products supplied by WML under this Agreement must meet the Specifications.

(b)	WML must not make any change to the Specifications, other than a minor or immaterial change, without the prior written consent of CHH.

(c)	WML will meet or exceed the KPIs under this Agreement.
6.2	Quarterly reviews
Both parties agree to formally meet quarterly to review service levels in relation to the KPIs and other operational matters pertaining to this Agreement. WML will monitor and report on WML’s performance of its obligations under this Agreement against the KPIs at the quarterly reviews.
6.3	Failure to meet KPIs

Where WML does not meet a KPI in accordance with clause 6.1 the parties’ respective nominated representatives will promptly meet to discuss the reasons why the KPI was not met. The representatives must then use their reasonable endeavours to develop and agree within 7 days a plan to rectify the error and identify what can be done by WML and CHH to ensure the KPI is met in the future.

6.4	Continued failure to meet KPIs

Where
(a)	WML has failed to meet the target for a specific KPI for three consecutive months or five months in a Year; and

(b)	such failures have had a material adverse impact on CHH’s business or operations, then such failures will constitute a material breach of this Agreement for the purposes of clause 10.2 of this Agreement.

7	Liability

7.1	Limited liability per claim

Subject to clauses 7.2 and 7.3, the liability of either party under this Agreement shall be limited to the aggregate of:
(a)	the value of the actual Products to which the claim relates; and

(b)	$100,000,
per claim or series of related claims.

7.2	Liability for gross negligence, wilful act or omission

The liability of either party where, and to the extent that, the losses or damages of the other party are caused by the liable party’s gross negligence or wilful act or wilful omission shall not be subject to the limitations in clauses 7.1 and 7.5.

7.3	Limited aggregate liability

Other than in respect of CHH’s obligation to pay the price for all Products ordered and invoiced, the liability of either party under this Agreement shall be limited in any Year to $3.0 million.

7.4	Defective Products

Subject to clause 7.1, where there is a valid claim by CHH in relation to defective Products, WML will be entitled to replace or repair any defective Products instead of refunding the price for such Products, unless CHH, acting reasonably, has given advance notice to WML in writing that CHH requires a refund for such Products.
7.5	Exclusion of liability

Subject to clause 7.2, each party shall not in any circumstances be liable to the other party for any loss of profits or indirect or other consequential loss or damage (including any loss of: business income; profits; revenue; customers; penalties; fines; damages for personal injury; use of an asset; production; contract; goodwill; or loss or corruption of data and additional finance or interest costs) in relation to this Agreement.

8	Payment Terms

8.1	Supply on Standard Terms

The Standard Terms will apply to the sale of the Products by WML. To the extent that there is any inconsistency between the terms of this Agreement and the Standard Terms, the terms of this Agreement will apply.

8.2	Payment by CHH

CHH must pay for all Products ordered and invoiced by WML no later than the last day of the month following the date of the any invoice (as defined in the Goods and Services Tax Act 1985).

9	Dispute resolution process

9.1	Procedure

If any dispute arises between the parties under or in connection with this Agreement (other than a pricing dispute under clause 5.4):
(a)	the dispute must initially be referred to the parties’ respective nominated representatives who are responsible for the management of this Agreement;

(b)	the representatives must then use their reasonable endeavours to resolve the dispute; and

(c)	if the parties’ representatives are unable to resolve the dispute within 30 days of the referral, or such other period as is agreed in writing, the dispute must be referred to the parties’ respective Chief Executives who will use their reasonable endeavours to resolve the dispute within 10 days.
9.2	No resolution

If the dispute cannot be resolved by the parties’ respective Chief Executives within the time period specified in clause 9.1(c), either party may require the dispute to be referred to an Independent Expert. The Independent Expert’s decision will be final and binding on the parties, save for manifest error.

9.3	Confidentiality

The parties will hold confidential, unless otherwise required by law or at the direction of a court of competent jurisdiction, all information relating to the subject matter of the dispute as disclosed during or for the purposes of dispute resolution under this clause 9.

10	Termination

10.1	Termination without cause

At any time after 31 December 2013, either party may terminate this Agreement by giving a minimum of 12 months written notice of termination to the other party.

10.2	Termination with cause

A party may terminate this Agreement with immediate effect by giving written notice to the other party if:
(a)	that other party commits any material breach of this Agreement that is not capable of being remedied;

(b)	that other party commits any material breach of this Agreement that is capable of being remedied, and then fails to remedy the breach within 30 days after receiving notice requiring it to do so;

(c)	that other party ceases to be able to pay its debts as and when they become due or ceases to carry on business; or

(d)	any step is taken to appoint a receiver, a receiver and manager, a provisional liquidator, a liquidator, an administrator or other like person of the whole or part of that other party’s assets, operations or business, or any action is taken by any person that is analogous to the foregoing.
11	Assignment

11.1	No assignment without consent

This Agreement may be assigned by either party subject to approval in writing from the other party. This approval is not to be unreasonably withheld and shall be given if:
(a)	the party requesting approval (Requesting Party) proves to the reasonable satisfaction of the other party that the proposed assignee is respectable, responsible and has the financial resources to meet the Requesting Party’s obligations under this Agreement; and

(b)	all amounts due and payable by the Requesting Party under this Agreement have been paid and there is not any subsisting material breach of the Requesting Party’s obligations under this Agreement.

11.2	Assignment to related companies

Notwithstanding clause 11.1 or clause 11.3, either party may assign or otherwise transfer without the approval of the other party any right or obligation arising out of this Agreement to any entity who is (directly or indirectly) owned or controlled by Mr. Graeme Richard Hart.

11.3	Change in Control

A change in control of either party will be deemed to be an assignment for the purposes of this clause 11. For the purposes of this Agreement, change in control means:
(a)	where a party ceases to be controlled directly or indirectly by Mr. Graeme Richard Hart;

(b)	where there is a change in direct or indirect control of a party (but, for the avoidance of doubt, if a party is controlled directly or indirectly by Mr Graeme Richard Hart, there will not be a change in control of that party arising from any transfer or other transaction if, following that transfer or transaction, that party continues to be controlled directly or indirectly by Mr. Graeme Richard Hart);

(c)	a sale of the majority of the assets comprising the Mill to a third party who is not controlled directly or indirectly by Mr. Graeme Richard Hart; or

(d)	a sale of the majority of the assets comprising the CHH Division known as Carton Australia to a third party who is not controlled directly or indirectly by Mr. Graeme Richard Hart.
11.4	Obligation to assign

Subject always to clause 11.1, WML must assign or novate this Agreement to a third party purchaser of the majority of the assets comprising the Mill.

12	Force Majeure

Neither party will be liable for any failure to perform its obligations under this Agreement where such failure is due to a Force Majeure Event, provided that the affected party:
(a)	promptly notifies the other party of the cause arising;

(b)	uses its reasonable endeavours to overcome or work around such cause and to minimise its effects; and

(c)	uses its reasonable endeavours to resume performance of the obligation frustrated by such cause as soon as such cause has abated.
Either party may terminate this Agreement in whole or in part to the extent the other party’s performance of its obligations under this Agreement is materially affected by a Force Majeure Event lasting more than 20 days.

13	Notices

13.1	Particulars for notices

The particulars for delivery of notices are initially:
(a)	Carter Holt Harvey Packaging Pty Limited

Address:	25 Ricketts Road Mt Waverley VIC 3149 Australia

Attention:	Geoff Harris

Telephone:	00 61 3 9544 0255

Facsimile:	00 61 3 9543 7328

Email:	Geoff.Harris@au.chh.com

Copy to each of the persons named below:

Carter Holt Harvey Limited

Address:	173 Captain Springs Road Te Papapa Private Bag 92-106 Auckland 1142 New Zealand

Attention:	Business Legal Counsel — Pulp, Paper and Packaging

Facsimile:	00 64 9 633 0601

Rank Group Limited

Address:	Level Nine 148 Quay Street PO Box 3515 Auckland New Zealand

Attention:	Greg Cole

Facsimile:	0064 9 366 6263

Email:	Greg.Cole@rankgroup.co.nz

Rank Group Limited

Address:	Level Nine 148 Quay Street PO Box 3515 Auckland New Zealand

Attention:	Helen D. Golding

Facsimile:	0064 9 366 6263

Email:	Helen.Golding@rankgroup.co.nz
(b)	Whakatane Mill Limited

Address:	Mill Road Whakatane

Attention: Telephone:	Graham Millar 0064 7 306 3800

Facsimile:	0064 7 306 3655

Email:	Graham.Millar@chh.co.nz

Copy to: SIG Group

Address:	Laufengasse 18 CH-8212 Neuhausen am Rheinfall Switzerland

Attention:	Marco Haussener

Facsimile:	0041 52 674 7200

Email:	Marco.Haussener@sig.biz

SIG Group

Address:	Laufengasse 18 CH-8212 Neuhausen am Rheinfall Switzerland

Attention:	Daniel Petitpierre

Facsimile:	00 41 52 674 6556

Email:	Daniel.Petitpierre@sig.biz

13.2	Delivery

Any notice, demand, consent or other communication given or made under this Agreement (Notice) must be:
(a)	left at the address (or addresses) set out or referred to in clause 13.1;

(b)	sent by prepaid ordinary post (airmail if appropriate) to the address (or addresses) set out or referred to in clause 13.1;

(c)	sent by fax to the fax number set out or referred to in clause 13.1; or

(d)	sent by email to the email address set out or referred to in clause 13.1; or

(e)	given in any other way permitted by law.
However, if the intended recipient has notified a changed postal address, physical address, fax number or email address, then the communication must be to that address or number.

13.3	When effective

A Notice takes effect from the time it is received unless a later time is specified.

13.4	Receipt — post

If sent by post, a Notice is taken to be received three days after posting (or seven days after posting if sent to or from a place outside Australia).

13.5	Receipt — fax

If sent by fax, a Notice is taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

13.6	Receipt — email

If sent by email, a Notice is taken to be received at the time shown in the sent email as the time that the email was sent.

13.7	After hours communications

If a Notice is given:
(a)	after 5.00 pm in the place of receipt;

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt; or

(c)	on a day starting from and including 24 December to 3 January, it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

14	Confidentiality

Except as required by law or by the rules of any applicable stock exchange, each party agrees to keep the terms of this Agreement and any information supplied directly or indirectly by the other party (which is not public information) confidential, provided that each party is permitted to make such disclosures to its employees, agents, advisers or subcontractors as is necessary to enable that party to perform its obligations under this Agreement.

15	Governing law

This Agreement will be governed by and construed in accordance with the laws of New Zealand. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of New Zealand.

16	General

16.1	Security interests

It is proposed that a new legislative regime will be introduced in Australia providing for the registration of security interests over personal property. CHH acknowledges that, if such legislative regime is introduced, WML may take all steps necessary, and CHH will comply with all reasonable directions of WML, to register and perfect a security interest in favour of WML in all the Products supplied by WML in Australia under this Agreement as contemplated by clause 4.8 of the Standard Terms in relation to goods supplied in New Zealand.

16.2	Costs

Subject to any express provision in this document to the contrary, each party shall bear its own legal and other costs and expenses relating directly or indirectly to the preparation of, and performance of its obligations under, this Agreement.

16.3	Amendment

This Agreement may only be varied or replaced by an instrument in writing duly executed by the parties.

16.4	Counterparts

This Agreement may consist of a number of counterparts and if so the counterparts taken together constitute one and the same instrument.

16.5	Joint and several liability

An obligation under this Agreement of two or more persons binds them jointly and severally.

16.6	Entire agreement

This Agreement and the documents specifically referred to in it constitute the entire understanding and agreement between WML and CHH with respect to the supply and purchase of the Products, and supersede all negotiations, prior discussions, and preliminary agreements, between the parties.

16.7	Invalidity

If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be deleted from the document, and the parties shall in good faith negotiate to replace the provision with a new provision which being legal, valid and enforceable, comes closest to the meaning of the original provision, and the remainder of this Agreement will not be affected.

16.8	Further Assurances

Each party shall promptly execute all documents and do all things that any other party from time to time reasonably requires of it to effect, perfect or complete the provisions of this Agreement and any transaction contemplated by it.

Executed as an agreement

Executed by Carter Holt Harvey )
Packaging Pty Limited ABN 77 000)
638 353)

/s/ MARK DUNKLEY
Authorised Signatory/Director
MARK DUNKLEY
Print name

Executed by Whakatane Mill Limited	)
)

/s/ HELEN D. GOLDING
Authorised Signatory
HELEN D. GOLDING
Print name

Annexure A
Standard Terms
1.	PRICE AND ORDERS

1.1	The Buyer will place Orders with the Seller in accordance with the Seller’s processes as advised to the Buyer from time to time.

1.2	The Buyer will pay to the Seller the Price for the Goods in accordance with clause 2.

1.3	The Price will be increased by the amount of any GST and other taxes and duties which may be applicable, except to the extent that such taxes or duties are expressly included in the Price.

1.4	There is no obligation on the Seller to enquire as to the authority of any person placing an Order on behalf of the Buyer.

2.	PAYMENT

2.1	Payment of the Price is to be made by such method as the Seller nominates from time to time and is due by the last day of the month following the date of Delivery, provided that the Buyer has received an invoice by the 5th of that month for those purchases made in the previous calendar month.

2.2	The Buyer may not withhold payment or make any set-off or deduction from any Amount Owing without the Seller’s prior written consent.

2.3	The Seller must apply payments received in reduction of the oldest Amount Owing first.

3.	DELIVERY

3.1	Where the Goods are to be supplied “Free into the Buyer’s Store”, the Seller will deliver, or arrange delivery of, the Goods to the agreed destination on the delivery date advised to the Buyer and pay any storage, transportation and insurance costs incurred as a result up to the time of delivery. Delivery will be deemed to have been made when the Goods arrive at the agreed delivery point.

3.2	The Seller must use reasonable endeavours to supply Goods to the Buyer in accordance with required delivery dates and must notify the Buyer promptly if it is unable to do so.

3.3	In all circumstances whatever the agreed method of delivery, the Buyer will be responsible at its own cost for unloading the Goods, or for arranging for a suitable means of unloading the Goods, from the relevant delivery vehicle. The Buyer shall also be responsible for all subsequent movements of the Goods and will pay all expenses and accept all risks in relation to the Goods from the time that they are available for unloading, including without limitation, storage charges.
3.4	The Seller may deliver the Goods by instalments. Each instalment will be treated as a separate contract under these Terms.

4.	TITLE, RISK AND SECURITY

4.1	Risk of any loss, damage or deterioration of or to the Goods passes to the Buyer on Delivery.

4.2	Ownership of the Goods remains with the Seller and does not pass to the Buyer until the Buyer pays in full the Amount Owing in respect of those specific Goods.

4.3	While Ownership of the Goods remains with the Seller, the Seller authorises the Buyer in the ordinary course of its business to use the Goods including further manufacturing them and combining them with other raw materials to form new products and to sell the Goods and any other goods with which they are combined for full consideration.

4.4	The authority referred to in clause 4.3 is revoked automatically from the time an Event of Default occurs including without limitation if an administrator is appointed to the Buyer.

4.5	Where the authority conferred by clause 4.3 is revoked under clause 4.4:
•	the Buyer authorises the Seller to use reasonable force to enter the premises where the Goods are stored and remove them;

•	the Seller shall exercise reasonable care in entering such premises and removing such Goods, but shall not be liable for trespass or any damage caused by the use of reasonable force;

•	the Buyer is released from the obligation to pay the Price for all Goods repossessed by the Seller except to the extent any proceeds obtained by the Seller reselling the Goods (less all costs incurred) are less than the Price owing by the Buyer to the Seller for those same Goods;

•	the Seller may resell any repossessed Goods and apply the proceeds of sale in reduction of the Amount Owing as the Seller thinks fit; and

•	the Buyer is liable for all costs associated with the exercise by the Seller of its rights under this clause 4.5 and costs are payable to the Seller on demand.
4.6	Where an Event of Default occurs and is continuing, the Seller may bring an action for the Amount Owing in respect of the Goods even where Ownership of the Goods has not passed to the Buyer.

4.7	Until Ownership of the Goods passes to the Buyer under these Terms, the

Buyer must:
•	keep proper stock records and records of account with respect to the purchase, receipt, sale of, and other dealings with, the Goods; and

•	make those records and/or the Goods themselves available to the Seller for inspection (and, in the case of the records, copy them) at the Seller’s reasonable request.
4.8	In consideration for the supply terms set out in these Terms:
•	the Buyer acknowledges that the Seller has a security interest under the PPSA in all the Goods supplied by the Seller under these Terms as security for payment of the Amount Owing (including, for the purposes of sections 71 and 72 of the PPSA, further advances) in respect of the Goods, and that the Seller may register a financing statement to perfect its security interest in the Goods;

•	the Buyer acknowledges that it has received value from the Seller as at the date of first delivery of the Goods and has not agreed to postpone the time for attachment of the security interest granted to the Seller under these Terms nor to subordinate such security interest in favour of any person;

•	these Terms and each security interest created under these Terms is a continuing security, notwithstanding intermediate payments or anything else, and is in addition to, and not to be merged in, any other security agreement, guarantee or other agreement (present or future) expressed or intended to be security for any amounts owing to the Seller in respect of Goods;

•	no security interest created under these Terms is discharged, nor are the Buyer’s obligations affected by any amendment to, or the validity or enforceability of, or failure to enforce, these Terms, the insolvency, liquidation, administration, amalgamation, change in status or reorganisation of the Buyer, or anything else whatever that, but for this clause, may have discharged these Terms or affected the Buyer’s obligations under these Terms, and the Seller is not liable to the Buyer in relation to any of these matters, even though the Buyer’s rights in subrogation or otherwise may be prejudiced as a result;

•	the Buyer will, at its own cost, promptly provide all reasonable information and do all reasonable things that the Seller may require to ensure that the Seller has perfected security interests in respect of the Goods under the PPSA or otherwise to secure to the Seller the full benefit of its intended rights under these Terms (including (without limitation, promptly notifying the Seller of any change in the Buyer’s name, address or contact details).
4.9	To the extent that Part 9 of the PPSA applies to these Terms and to the extent permitted by law, the Buyer waives its rights set out in Part 9 of the PPSA (including, without limitation, its rights to receive any verification statement or financing change statement) and, where the Seller has rights in addition to those in Part 9 of the PPSA, those rights continue to apply.
4.10	If the Buyer acquires the Goods for the purposes of resupplying them in trade or consuming them in the course of a process of production or manufacture, the Buyer will:
•	include in its conditions of sale a clause to the effect that the Consumer Guarantees Act 1993 (CG Act) will not apply where a customer of the Buyer acquires or holds itself out as acquiring the Goods for a business purpose;

•	notify its customers of the effect of the first bullet point of clause 4.10;

•	indemnify the Seller against all losses, costs, damages or liabilities which the Seller may incur or be liable to pay arising out of the Buyer’s failure to take the action required under this clause 4.10;

•	immediately notify the Seller in writing of any claim or demand that the Buyer might receive in respect of the Goods, and give the Seller all details of the claim or demand; and

•	not represent to any of its customers that it is acting for, or has any authority to bind, the Seller.
5.	WARRANTIES AND LIABILITY

5.1	In the event of any Claim under these Terms, at the Seller’s discretion Goods may be repaired or replaced or the Price refunded. No Claim may be made against the Seller for loss of profits, consequential or indirect damages or special loss.

5.2	All warranties, descriptions, representations, terms and conditions (other than these Terms) whether implied by law, trade, custom or otherwise are, and all other liability of the Seller, whether in tort (including negligence), contract or otherwise is, expressly excluded to the fullest extent permitted by law.

5.3	In respect of any Goods supplied to a Buyer registered in New Zealand:
•	Goods are acquired by the Buyer for business purposes and the CG Act does not apply; and

•	nothing in these terms is intended to have the effect of contracting out of the provisions of the CG Act except to the extent permitted under that Act.
5.4	Where the Seller is advised by any third party (including the Buyer), or forms a view itself, that there could be a manufacturing defect in relation to the Goods (or any particular batch of Goods), the Seller agrees to:
•	promptly notify the Buyer on a confidential basis, of the nature of the issue and the process the Seller proposes to deal with that particular issue;

•	put in place systems for the collection, and, where appropriate, replacement, of affected raw Goods from the Buyer and its immediate and ultimate customers, as soon as practicable; and
•	arrange and meet all reasonable freight and distribution costs associated with any such collection and/or exchange of affected Goods from the Buyer and/or customer sites. (Where payment has already been made for the Good being exchanged, any supply of replacement Goods shall be made free of charge.)
6.	DEFAULT

6.1	If any Event of Default occurs in respect of a party:
•	any Amount Owing will immediately become due and payable notwithstanding that the due date has not arisen; and/or

•	where the defaulting party is the Buyer, to the extent permitted by law, each security interest created by these Terms will become immediately enforceable and, the Buyer must return the Goods to the Seller promptly on request or the Seller may take possession of and sell the Goods and the Seller has all the rights of a natural person in relation to the Goods and all other rights conferred by law (including under Part 9 of the PPSA) in relation to the Goods.
6.2	The non-defaulting party is entitled to recover from the defaulting party all costs that the non-defaulting party incurs in connection with the exercise, protection or enforcement of the non-defaulting party’s rights under these Terms or conferred by law, in each case on demand and on a full indemnity basis.

7.	USE OF INFORMATION

7.1	The Buyer agrees that the Seller may obtain information about the Buyer from the Buyer or any other person (including any Person related to the Seller and including any company within the wider group of companies of which the Seller forms part (the Wider Seller Group) and any credit or debt collection agencies) in the course of the Seller’s business, including credit assessment, debt collection and direct marketing activities, and the Buyer consents to any person providing the Seller with such information.

7.2	The Buyer agrees that the Seller may use any information it has about the Buyer relating to the Buyer’s creditworthiness and, subject to any confidentiality agreement between the Buyer and the Seller, give that information to any other person, including any credit or debt collection agency and other members of the Wider Seller Group for credit assessment and or, debt collection purposes. Under the Privacy Act 1993 (NZ), the Buyer has rights of access to, and correction of, their personal information.

8.	WAIVER

8.1	If the Seller exercises or fails to exercise or delays exercising any right or remedy available to it, such exercise, failure or delay will not prejudice the Seller’s rights in exercising that or any other right or remedy unless expressly specified in writing and signed by the Seller.

9.	ELECTRONIC MESSAGES

9.1	The Buyer agrees that the Seller may send electronic messages relating to its business, including promotional messages in respect of goods and services offered by the Seller, to the Buyer from time to time to the email addresses provided by the Buyer. If the Buyer no longer wishes to receive such messages it may notify the Seller in which event no promotional messages will be sent by the Seller by electronic means to the Buyer.

10.	GOVERNING LAW

10.1	These Terms will be governed by and construed in accordance with the laws of New Zealand. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of New Zealand.

11.	WORDS USED IN THESE TERMS

11.1	“Amount Owing” means, at any time, all amounts owing by the Buyer to the Seller under these Terms, or if the context expressly provides in respect of specific Goods.

11.2	“Claim” includes any claim:
•	for any loss, damage or injury of any kind, excluding consequential or indirect loss or damage, suffered by any person arising directly or indirectly from:

•	any breach of the Seller’s obligations under these Terms; or

•	any cancellation of these Terms; or

•	any negligence, misrepresentation or other act or omission by the Seller or its employees, agents or contractors; or

•	for any other compensation, demand, remedy, liability or action.
11.3	“Delivery” means delivery of the Goods as determined pursuant to clause 3 of these Terms.

11.4	“Event of Default” in relation to a defaulting party means an event where:
•	that party fails to comply with these Terms; or

•	that party commits an act of bankruptcy; or

•	that party enters into any compromise or arrangement with its creditors; or

•	if that party is a company:

•	that party does anything which would make it liable to be put into liquidation; or

•	a resolution is passed or an application is made for the liquidation of that party; or

•	a receiver or statutory or official manager is appointed over all or any of that party’s assets; or

•	that party, its board, or shareholders is considering appointing an administrator or liquidator; or
•	an administrator is appointed to that party;

•	anything analogous, or having similar effect to, any of the other events above arises.
11.5	“Goods” means all goods and associated services supplied to the Buyer by the Seller now and at any time in the future pursuant to any agreement between the Buyer and the Seller which incorporates these Terms, together with all accessories and replacements that are at any time supplied or attached to the Goods and all of the Buyer’s present and future right, title and interest (legal and equitable) in all documents of title relating to the Goods, and for the purposes of the PPSA all debtors and proceeds arising from the sale of the Goods.

11.6	“Order” means an order placed by the Buyer with the Seller for the purchase of Goods.

11.7	“Ownership” means the property in and legal and beneficial ownership of the Goods.

11.8	“Person” includes a corporation, association, firm, company, partnership or individual.

11.9	“PPSA” means the Personal Property Securities Act 1999. Terms defined in the PPSA will have the same meanings where used in these Terms unless the context otherwise requires.

11.10	“Price” means the purchase price of the Goods as most recently specified by the Seller to the Buyer in writing or otherwise (or, if no such price has been specified, the Seller’s then-current market price for the Goods) and any taxes or duties payable under clause 1.3 and any other costs payable by the Buyer under these Terms (including, without limitation, costs relating to transportation, storage and insurance).

11.11	“Terms” means these terms of sale and, as the context requires, each contract entered into between the Buyer and the Seller for the supply of Goods and each invoice issued by the Seller to the Buyer for Goods into which these terms of sale are incorporated.

11.12	References to legislation include as amended, re-enacted or substituted and any statutory instruments, regulations and orders issued under such legislation.

11.13	Whenever “include” or any form of that word is used, it must be construed as if it were followed by “(without being limited to)”.

Annexure B
KPIs

KPI	Definition	Target
Delivery in Full per the tolerances in the ordering standards	Variation in delivered quantity vs ordered quantity to be within the tolerances set out in the ordering standards referred to in clause 4.2(b)	90%

Delivery on Time	Products to arrive at CHH’s premises or nominated delivery point in the time window agreed at placement of order	85%

Quality	All Products to be delivered in accordance with current published specification	98%

Claims	Non-conforming Products	<35 calendar days of quality reports being raised and samples, order details and fault description being supplied by CHH to WML

Annexure C
Specifications

N A T U R A
Coated High Stiffness Cartonboard
MO CD i
* i
330 220 14.6 7.4 350 _ 17.6 88 9.8 4-9 7.0 — 10.5 | 400 250 24 13 13.8 70 -10.5 450 31.4 15.7 17.4 8.7 7.0-10.5 500 300 40.4 20.2 10.8 7.0-10.5 50 25 7.0 — 11.0 600 650 350 37b 62 76 38-42 16.8 7.0 -11.0 700 400 91 46 50 25 7.0-11.0
Tolerance
Printing Surface Properties
These property mean values and limits are the manufacturing standards appred by Whakatane
Mill and nature to machine roll tests carried out according to Appita (NZS/AS1301}. All paperboard exhibits loss in stiffness and plybond caused by routline physical actions in converting (l.e, decurling, wrapping cytnders or passing through nlps during printing atc.) See reverse for application notes
Contacting Whakatane Mill Customer Support New Zealand 0800737331 Australia 1600504903
International 647 3071759 CHH Whakatan. MM Private Bag 1000 Whakatan e I New Zealand j Email: forroakQteflpchh.co.ru \ Internet www.chhwhakatane.com
i

N A T U R A
GREASE FORMAKOTE”
Coated High Stiffness Cartonboard with Grease Staining Resistance
HO MO CD rnHm mWtd mHm —
9-5 10.4 7.0 -10.5 —
400 12.8 15 7.5 7.0-10.5 -— —— —
450 283 17.3 18.5 9.3 7.0-10.5 —— —
500 308 23 26 13 -— -— — —
Printing Surfaca Propartlo HjT Blister ISO Brightness 79% Other Properties Scott Ptybond 150 3M Kit Test — B»d<Uner
ThtcVncsjTolerancM
(GT Bfistef
ISO Brlshl)i«*
SarttPMwnd MM at
Notes
Thesb property mean values and lire Its are the manufacturing standards applied by
Whakatane Mill and relate to machine roll tests carried out according to Apprta (NZS/AS1301).
All paperbooid exhibits loss In stiffness and ptybonct caused by routine physical actions in converting (i.e, decurtlng, wrapping cylinders or passing through nips during printing etc) See reverse for application notes
Contacting Whakatane Mitt Customar Support- New Zealand 0800 737 33* Australia 1800 504 903
International +64,7 307 J759 CHH Whakatane M% h.co.nz katane-coiro Private Bag 1000 Whakatane Hew Zealand Email: forma tote&ch Internet vmw.chhwKBE
Minimum order size and deckle surcharge may apply. Please call your Customer Services Representative to discuss.

WHITE
Coated High Stiffness Cartonboard with White Interior
Ha MQ mNm CD MO toNm CD % raHrn —— —— —
300 MO j 13 6.1 3-1 “6.0 —to.o"
330 228” 14-8 74 7-5 3-8 6.0 —10.0 —— — -— —
350 240 9-5 ‘ 10.4 52 6,0 —10.0 —
375” 250 22 [1] “ 11 ” ,, — 6 6-5 -10.5 —
400 260 25X [r] 12.8 6.5 -10.5
I 45° ;85 34-6 18.5 9-3 6.5-10-5 —— —— —
i 500 305 26 6,5 —11,0
L_ _550 : ™ ‘» 30.5 6.5 - u.o —— — —
! 65O 370 &f 4= 45^” 6.5-u.o — —
! TOO 599 too L _ [50] 54 6-5 - ito —— —
Printing Surface Properties
IGT Blister 250cnv%- ISO Brightness 70%
Other Properties
Scon Ptybond i50l/m’
Tolerance*
Thickness E25u.n1 — Rigidity -20% |GT Blister -35% (50 Brightnets x2 rjrfgbtriess units
Scott Ph/toond -30%
Notes
These property mean values and limits are the manufacturing standards applied by Whakatane Mill and relate to machine roll tests carried out according to Apprta (NZS/AS1301).
AD paperboard exhibits loss In stiffness and ptybond caused by routine physical actions In converting (I.e. demrtlng, wrapping cylinders or passing through nips during printing etc.) See reverse for application notes
Contacting Whakatane Mill Customer Support:
New Zeataed 0800 73.7 331 Australia 1800 504 903 International +64 7 3071759 OtH Whakatane Mitt
Private Bag 1000 Whakatane New Zealand
EraaH: formakoWflpchh.eo.ni Internet: www.chhwnakatane.com

S P E C T R A
Coated High Stiffness Cartonboard
(in Dm r t MO mKn ! CD HO r CD ) rsHtn nrtta 1 —— —
350 2&8 30 Mt 7.0-10,5. —
400 271 ¦¦I” 28 14 7-0-10.5 —
292 36 9.3 7-O-io-s —— —— —
500 1 3*° 1 50 =4 12 | 7-0-iO-S —— — — — —
550 ] 345 4 31 —- “T 7,0-10.5 —— —
63V r ” 388 too 46 — -;- \~ 7.0 -10-5 —— -— —— —
675 j 415 ! 110 60 51.5 25-8 j xo-io-5 —— —— —— —
“700” ” ~"~T” “ 429 - r “ 1 116 163 56-3 ; 28.2 “ “ I 7.0-10.5 -— —— —— —
710” i 441 T 13a 1 66 j “63.7 , 31-9 ] 7.0 -10.5 —— —— —— —
Printing Surface Properties KT Blister 250c m/i
ISO Brightness 80% PPSRoUtr.r»45(iofcjfl ; .’;/ - Other Properties Scott Ptybond
Toierucos Thickness
Rigidity • — “WTO -flwrofffis i 1 .” IGT Blister -35%
ISO Brightness ti brfchtnesB units aft -VW-a’’-’- P:; ¦’•’¦r^\:-^^la^iS- Scott Ptybond -20%
Holes i
These property mean vatuwand limits are the manufacturing standards applied by
Whakatana MUl and relate to mathlrw roll tests j tarried out according to Apprta (NZS/A51301). ; All paperboard exhlbta toss in stiffness andj prybond caused by routine physical actions In 1 converting (l-e. decurfing, wrapping cyUndets j or passing through nips during printing etc.) See reverse for application nates \ Contacting WhakJtane Mill | CustoowSappertt j New Zealand 0800 737 331 1 Australia 1800504903 International +64 7 3071759 ! CHHWhaiatwwHWl | Private Bag 1000 ; Wbatetane New Zealand Email: formatotefflKhh.co.ru : Internet: www.chrrwh a lea tane.com 1

SPECTRA
GREASE FORMAKOTE™
Coated High Stiffness Cartonboard with High Grease Resistance
Motes
These property mean vakies and limits are the manufacturing standards applied by Whskatane Mill and relate to machine roll tests carried out according to Applla (NZS/AS1301). Allpoperboard exhibits toss in stiffness and ptybond caused by routine physical actions In converting [i.e. deturUng, wrapping cylinders or passing through nips during printing etc.) See /evens for application notes
Contacting Whakatane Mill Customer Sepport; Hew Zealand 0800 737 331 Australia 1800 504 903
International +64 7 3071759 CHHVhafcatoMMiK private Bag 1000 Whakatan* New Zealand Email; fpfirtftotftfflehti.co.ni — Internet: www.chhwnahatane.com —
Minimum order size and dectte surcharge may apply. Please call your Customer Services Representative to discuss.

SHERPA
Coated High Strength Board with Wet Tearing Resistance
Urn (in MD mHm [1] MD 1 CD mil 1 CD mH CO mN WD mH — —
406" 310 37 ~ ! 44OO : 5300 “ ! 3086 3710 —— —— —
450 ~: 346 36 1 50O0 6000” 13400 4260
500 50 ~T U20 “5600 6500 3500 4500” —— —— —
550 ¦ 412 66 33 1 1170 ) 6100 ~ 7300 4300 50OO —— —
600 446 88 1 w 1- ¦ i iaoo 79*0 4740 55OO —— —— —— —— —
630 470 10O ! 5C j U20 \ 7100 i 810O 5000 5S0C —— —— —— —— —
700 520 136 j 68 t350 ; SOOO i 50O0 | 5S&0 6350 -— —— —— —— —— —— —
Printing Surface Propertws KT Blister (SO Brightness 7,7^ Ottar Pro parties Moisture Cobb (3amlr) -Top Uner -flock Uncr 1
8.5%
loojsm loojsra
Tolerances Thickness Moisture ¦fliw[l]^w..’-..-:.v<.. tGT Blister -35% ISO BriihtnMS Scott Ptybond Wet Tear ±2 brightness units -30%
^ ^ -20%
Kotos
These property mean values and limits are the manufacturing standards applied by Whafcatarte
Mill and relate to machine roll tests carried out according to Appila (NZS/AS1301). All paperboard exhibits toss in stfffness and ptybond caused by routine physical actions fn converting fj.e. decurllng, wrapping cylinders or passing through nips durtrrg printing etc.) See reverse for application notes
Contacting Whakatane Mill tuttonw Suppertt New Zealand 0800 737 331 Australia 1S00 504 903
International +64 7 3071759
CHH Whakatan* Mill Private Bag uwo Whakatarre New Zealand
Email: rdjmakoteabchh.co,ni Internet www .eh hwnakatane.com

i pm 1 MO i CD ttO CD f — .- . ._ —220—1 rnHrn —— —— —
300 _ ____ T” 6.5 —— —— —— —
330 14.8 1 74 7-5 [f] 3-8 75 -— —— — — —— —
350 250 |_ 19 “T~~~~ 9-5 W-4 * 5-2 75 -t 1 _t —— —— —
400 “270 i’ ~~ 256 13.8 15 ‘ 7-5 75 —— —— —— —— —
1 13.5 1 45O . 4.,.. I 34-6 17.3 9-3 ~~1 7-5 —— —— —
500 1 46 “ [2]3 r 26 ; 13 7-5 —— —— —— —
i 335 ] 58 29 L 30.5 ^ 15.3 7-5 — —— —
650 .;: 84 j 42 « , 22.5 7-5 —— — —— —
Printing Surface Properties
! IGT Blister 25oatvfc
ISO Brightness 83% ; r^«pughncKftoi«0 ;’0:&^iilfii?
Other Properties
Scott Prybond Min WOiM \ Tolerances I Thickness ±25p.m Rigidity -t5% IGT Blister -35%
ISO Brightness 3:2 brightness units I
Notes j
These property mean values and limits are the mamiracturtne standards applied by ‘ Whakatane Mill and relate to machine roil tests !
carried out according to Apprta (HZS/AS1301). J All paperboard exhibits loss in stiffness and j ptybond caused by routine physical actions in converting G.e.decuiUrtg, wrapping cylinders or passing through nips during printing etc.) See reverse for application notes j Contacting Whakatane Mill \ Custotnar Support: New Zealand 0800737331 Australia 1800 504 903
International +64 7 3071759 CHHWtakxtaneMIU Private Bag 1000) Whakatan* [ New Zealand } Email; forma kntejpcnh.co.nz[ internet: www.chhwhakatane.com I —
1 i

Specification Sheet
January 2006 (Rep»c*» til previous ofi&onB)
Litho Laminate Cartonboard
cprrt WD-mNm CD-mNra CD-mNro i \ —— —— —— —— —— -
1 290 210 119 5.35 6.4 32 \ 7.0-10.5 —— —— -— —— —— -— —— —
• Not an catp&s ore mamtaduredemy month — Pease check wffiyw customer services representative
• A 50krmemMiii7imstdr)gp9rcalperapf£BS
Printing Surface Properties
fGTPk* 3000-o/s
F^Roujhness(tGkgi)
2-1 pm
Other Properties
Cobb (60s) — back Iner
35gsm
Tolorances
Grammape ±5%
TaberSffivsas
Typical condtiortsd values
IGTPk*
-35%
PPSRaughOenfl*^
+l.tym
Cobb {60s)-back frier
*40g3(n
j Notes
These property mean values and imb are foe manufacfejnng standards apptad by Whakab»ie Ml and relate to machine 10I testa earned out acconftig to Appfe(NZSAS1301).
Ai papeifaoard exhibits tea n stiffness and ptybond caused by routine physical actons fi converting (Le. tfecurlng, wrapping cyinders or passing trough nipa difing pnnfing ete.)
Contacting Whakatane hill Customw Support NewZeafcwd 0600 737331 Austral 1600 504 903 rtematiord +64 73071840
CWWhafcatansMI
Pnvate Bag 1000 Whakatane Hew Zealand
Internet www.cWnitiakatane.com

Annexure D
Products and Price List (valid until 30 June 2010)

Grade	AUD/per metric tonne
Reels

Natura	$1,110
12gsm 1 sided polyctd	$1,830
12gsm 2 sided polyctd	$2,074
18gsm 1 sided polyctd	$1,974

Natura Grease	$1,290

White	$1,210
12gsm 1 sided polyctd	$1,930
12gsm 2 sided polyctd	$2,174
18gsm 1 sided polyctd	$2,074

Spectra	$1,146
1 2gsm 1 sided polyctd	$1,866
1 2gsm 2 sided polyctd	$2,110
1 8gsm 1 sided polyctd	$2,010

Spectra Litho lam	$1,146

Spectra Grease	$1,326

Sherpa	$1,150

Kotuku	$1,450

GP Box	$973

All prices are quoted CST exclusive

GRADE	GSM	SALES GRADE	MFG GRADE
FORMAKOTE NATURA 330	220.0	FM330-	FKTD/A330
FORMAKOTE NATURA 350	230.0	FM350-	FKTD/A350
FORMAKOTE NATURA 400	250.0	FM400-	FKTD/A400
FORMAKOTE NATURA 450	275.0	FM450-	FKTD/A450
FORMAKOTE NATURA 500	300.0	FM500-	FKTD/A500
FORMAKOTE NATURA 550	325.0	FM550	FKTD/A550
FORMAKOTE NATURA 600	350.0	FM600-	FKTD/A600
FORMAKOTE NATURA 650	370.0	FM650-	FKTD/A650
FORMAKOTE NATURA 700	400.0	FM700-	FKTD/A700

FORMAKOTE NATURA GREASE 350	238.0	FMG350-	FKTD/R350
FORMAKOTE NATURA GREASE 400	259.0	FMG400-	FKTD/R400
FORMAKOTE NATURA GREASE 500	308.0	FMG500-	FKTD/R500

KOTUKU 300	220.0	FB300–	FKTD/P300
KOTUKU 350	250.0	FB350-	FKTD/P350
KOTUKU 400	270.0	FB400-	FKTD/P400
KOTUKU 450	295.0	FB450–	FKTD/P450
KOTUKU 500	315.0	FB500-	FKTD/P500
KOTUKU 550	335.0	FB550-	FKTD/P550
KOTUKU 650	380.0	FB650-	FKTD/P650

FORMAKOTE WHITE 300	210.0	WH300-	FKTD/D300
FORMAKOTE WHITE 330	228.0	WH330-	FKTD/D330
FORMAKOTE WHITE 350	240.0	WH350-	FKTD/D350
FORMAKOTE WHITE 400	260.0	WH400-	FKTD/D400
FORMAKOTE WHITE 450	285.0	WH450-	FKTD/D450
FORMAKOTE WHITE 500	305.0	WH500-	FKTD/D500
FORMAKOTE WHITE 550	325.0	WH550-	FKTD/D550
FORMAKOTE WHITE 600	345.0	WH600-	FKTD/D600
FORMAKOTE WHITE 650	370.0	WH650	FKTD/D650
FORMAKOTE WHITE 700	399.0	WH700	FKTD/D700

LITHO LAMINATE 290	210.0	SP290-	LLPD/A290
FORMAKOTE SPECTRA 350	248.0	SP350-	IAPD/A350
FORMAKOTE SPECTRA 400	271.0	SP400-	IAPD/A400
FORMAKOTE SPECTRA 450	292.0	SP450-	IAPD/A450
FORMAKOTE SPECTRA 500	320.0	SP500-	IAPD/A500
FORMAKOTE SPECTRA 550	345.0	SP550-	IAPD/A550
FORMAKOTE SPECTRA 630	388.0	SP630-	IAPD/A630
FORMAKOTE SPECTRA 675	415.0	SP675-	IAPD/A675
FORMAKOTE SPECTRA 700	429.0	SP700-	IAPD/A700

FORMAKOTE SPECTRA GREASE 350	257.0	SPG350-	IAPD/R350
FORMAKOTE SPECTRA GREASE 400	280.0	SPG400-	IAPD/R400
FORMAKOTE SPECTRA GREASE 450	301.0	SPG450-	IAPD/R450
FORMAKOTE SPECTRA GREASE 500	329.0	SPG500-	IAPD/R500
FORMAKOTE SPECTRA GREASE 550	354.0	SPG550-	IAPD/R550

GRADE	GSM	SALES GRADE	MFG GRADE
FORMAKOTE SHERPA 400	310.0	SH400-	FCBD/A400
FORMAKOTE SHERPA 450	346.0	SH450-	FCBD/A450
FORMAKOTE SHERPA 500	378.0	SH500-	FCBD/A500
FORMAKOTE SHERPA 550	412.0	SH550-	FCBD/A550
FORMAKOTE SHERPA 600	448.0	SH600-	FCBD/A600
FORMAKOTE SHERPA 630	470.0	SH630-	FCBD/A630
FORMAKOTE SHERPA 700	520.0	SH700-	FCBD/A700

GP BOX BOARD 400	230.0	GB400-	GPBD/A400
GP BOX BOARD 520	300.0	GB520-	GPBD/A520
GP BOX BOARD 630	363.0	GB630-	GPBD/A630
GP BOX BOARD 830	478.0	GB830-	GPBD/A830